Exhibit 99.1

—NEWS RELEASE—

Boeing Expects to Exceed Wall Street Estimates for First-Quarter EPS

CHICAGO, April 22, 2004—The Boeing Company [NYSE: BA] today announced it expects earnings per share for the first quarter of 2004 to significantly exceed current analyst average estimates as a result of good performance across its core businesses. More details concerning Boeing’s first-quarter results and outlook will be provided on Wednesday, April 28, 2004 when the company issues its regularly scheduled earnings release at 7:30 a.m. (CDT) and hosts a teleconference call at 9:30 a.m. The financial release and webcast of the conference call will be available at www.boeing.com.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this release include, but are not limited to, our expectation that earnings per share for the first quarter of 2004 will exceed estimates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors including our successful execution of internal performance plans, price escalation, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense (DoD) in light of, among other things, the congressional review process, an ongoing DoD investigation and our for cause termination of our Chief Financial Officer; unanticipated financial market changes including those which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including future terrorist attacks); worldwide political stability; domestic and international economic conditions; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; additional tax settlements with the IRS; and other economic, political and technological risks and uncertainties. Additional information regarding risk factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003.

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Contact:
Investor Relations:	Dave Dohnalek or Bob Kurtz (312) 544-2140
Communications:	John Dern or Anne Eisele (312) 544-2002